Exhibit 99.2

400 Howard Street P.O. Box 7101 San Francisco, CA 94105 Tel +415 670 2000

August 10, 2018

Dear Shareholder:

BlackRock continually reviews its product range to ensure it meets the evolving needs of our clients. As part of our review process, we have decided to close and liquidate the iShares Commodity Optimized Trust (NYSE Arca: CMDT). This decision was made based on a variety of factors including:

●	client feedback indicating strong aversion towards investment products that issue Form K-1s for tax reporting purposes; and
●	the recent launch of a similar investment product organized as an investment company under the Investment Company Act of 1940, as amended.

You can expect the following events to occur in connection with the closure and liquidation of CMDT:

●

after the close of business on October 10, 2018, CMDT will no longer accept creation and redemption orders and will commence winding up its business, but through such date shareholders may sell shares of CMDT through a broker in the standard manner, including payment of any applicable brokerage charges and fees; and

●	CMDT expects to distribute cash to remaining shareholders as promptly as practicable following the liquidation of its holdings.

BlackRock continues to be committed to providing investors with a diverse range of efficient and transparent market exposures to help clients meet their investment objectives.

If you have any additional questions, please refer to the Form 8-K filed on August 10, 2018 (available on our website at www.iShares.com) or call 1-800-iShares (1-800-474-2737)(toll free).

Sincerely,

Paul Lohrey

President and Chief Executive Officer

iShares Delaware Trust Sponsor LLC

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